Exhibit 99.2

December 3, 2019

Company Name	Astellas Pharma Inc.
Representative	Kenji Yasukawa, President and CEO
(Stock Code: 4503, Tokyo Stock Exchange First Section)
(URL: https://www.astellas.com/en)
Fiscal Year End	March
Contact for Inquiries	Stig Ogata, Vice President, Corporate Communications (Tel: 03-3244-3201)

Astellas Enters into Definitive Agreement to

Acquire Audentes Therapeutics and Plans to

Commence Tender Offer

- A Major Step to Establishing a Leading Position in Gene Therapy -

- AT132, Audentes’ Lead Program, in Phase I/II Clinical Stage -

- Transaction Expected to be Consummated in the First Calendar Quarter

of 2020; Audentes to be a Wholly-owned Subsidary of Astellas -

Astellas Pharma Inc. (Headquarters: Tokyo, President and CEO: Kenji Yasukawa, Ph.D., “Astellas”) and Audentes Therapeutics, Inc. (NASDAQ: BOLD, Headquarters: San Francisco, Chairman and CEO: Matthew R. Patterson, “Audentes”), have agreed that Astellas will acquire Audentes, and on December 2, 2019 (Japan time), entered into a definitive agreement for Astellas to acquire Audentes.

Under the agreement, Astellas will conduct, through Asilomar Acquisition Corp., a wholly-owned subsidiary of Astellas US Holding, Inc. (“Asilomar”), a cash tender offer (the “Tender Offer”) for Audentes followed by a merger (the “Acquisition”).

In the Tender Offer, Astellas is offering to purchase all outstanding shares of common stock of Audentes for a price of US$60.00 per share in cash. The offer price represents a premium of 110% to Audentes’ closing share price of US$28.61 on December 2, 2019, and the Acquisition is valued at US$3 billion. The board of directors of Audentes has resolved to recommend that Audentes stockholders tender their shares to Astellas.

1.	Objectives of the Acquisition, etc.

(1)	Objectives of the Acquisition

Under Strategic Plan 2018, Astellas highlights “Evolving How We Create VALUE with Focus Area Approach” as one of its strategic goals. The goal of the Focus Area approach is to create innovative pharmaceuticals for diseases with high unmet medical needs by identifying unique combinations of biology and therapeutic modality / technology. While Astellas currently prioritizes investment in four Primary Focus, it also positions “Genetic Regulation” as a promising Primary Focus candidate and is active in gene therapy research and development.

Audentes is a leading Adeno-associated virus (AAV)-based genetic medicines company focused on developing and commercializing gene therapy products for serious and rare neuromuscular diseases with its proprietary AAV-based technology platform and in-house capability for manufacturing gene therapy product candidates. Also, Audentes has established a robust pipeline consisting of promising gene therapy programs, including, its lead program, AT132 for the treatment of X-linked myotubular myopathy, or XLMTM, which is in Phase I/II study.

The acquisition of Audentes represents a key step in the expansion of the Astellas Focus Area approach, and transforms “Genetic Regulation” into a new growth area for Astellas. The strategic significance of this acquisition is summarized below:

•

Accesses the near-term growth opportunity of AT132, in development for the treatment of XLMTM, a serious, life-threatening, rare neuromuscular disease that is characterized by extreme muscle weakness, respiratory failure and early death

•

Accelerates the development of a robust pipeline of potentially best-in-class genetic medicines for rare neuromuscular diseases, by combining Astellas’ scientific capabilities and global resources with Audentes’ AAV gene therapy technology platform, in-house large-scale cGMP manufacturing and neuromuscular development expertise; and

•

Creates the opportunity for additional gene therapy partnerships and pipeline expansion through leveraging Audentes’ manufacturing capabilities and its valued relationships with patient groups, academic collaborators and scientific advisors

“Recent scientific and technological advances in genetic medicine have advanced the potential to deliver unprecedented and sustained value to patients, and even to curing diseases with a single intervention,” said Kenji Yasukawa, President and CEO, Astellas. “Audentes has developed a robust pipeline of promising product candidates which are complementary to our existing pipeline, including its lead program AT132 for the treatment of XLMTM. By joining together with Audentes’ talented team, we are establishing a leading position in the field of gene therapy with the goal of addressing the unmet needs of patients living with serious, rare diseases.”

“We are very pleased to enter into this merger agreement with Astellas,” stated Matthew R. Patterson, Chairman and Chief Executive Officer of Audentes. “With its focus on innovative science and a global network of research, development and commercialization resources, we believe that operating as part of the Astellas organization optimally positions us to advance our pipeline programs and serve our patients.”

(2)	Two-Step Merger

Promptly upon successful completion of the Tender Offer, Asilomar will be merged into Audentes, and Audentes will become a consolidated subsidiary of Astellas

2.	Overview of the Tender Offer

(1)	Offer Period (Plan)

The Tender Offer period is expected to commence in the next few weeks and to expire 20 business days after its commencement.

If the Tender Offer conditions are not satisfied, Astellas may be required to extend the Tender Offer under certain circumstances.

(2)	Types of Shares to be Acquired

Common shares

(3)	Tender Offer Price

US$ 60.00 per share

Note: The Tender Offer Price has been determined following a negotiation with Audentes, taking into account projected performance of Audentes, its pipeline, the potential value of its technologies and synergies with Astellas’ own gene therapy programs, as well as third-party experts’ advice.

(4)	Capital Required for the Acquistion

Approximately US$3 billion

Acquisition amount reflects amounts required to purchase all common shares, options, restricted stock units and other securities. Acquisition amount will be financed utilizing existing loan facilities, and the completion of the Acquisition is not subject to financing.

(5)	Conditions of Tender Offer

The Tender Offer is subject to customary closing conditions, including U.S. antitrust clearance and the tender of a majority of Audentes’ outstanding shares of common stock.

(6)	Minimum Acceptance Level

The Tender Offer will be consummated if a majority of Audentes’ outstanding shares of common stock is tendered.

3.	Change in the Number of Shares of Audentes’ Common Stock owned by Astellas as a result of the Tender Offer

Percentage owned before the Tender Offer	0%
Percentage owned after the Tender Offer	100	%(*)

*	Assumes 100% of Audentes’ outstanding shares are tendered in the Tender Offer

4.	Overview of Audentes

① Company	Audentes Therapeutics, Inc.

② Address	600 California Street, 17th Floor, San Francisco, CA 94108, United States

③ Representative’s Title and Name	Chairman and CEO: Matthew R. Patterson

④ Business Description	Research and development of pharmaceuticals based on gene therapy technology

⑤ Consolidated Stockholders’ equity	US$ 383,459 thousand (as of September 30, 2019)

⑥ Year of Establishment	2012

⑦ Number of Shares Outstanding	45,857,989 (as of November 29, 2019)

⑧ Relationship between Astellas and Audentes

Capital Relationship:	There is no capital relationship between Astellas and Audentes required to be disclosed.

Personal Relationship:	There is no personal relationship between Astellas and Audentes required to be disclosed.

Business Relationship:	There is no business relationship between Astellas and Audentes required to be disclosed.

Status of A Related Party	Audentes is not an affiliated party of Astellas.

⑨ Audentes’ consolidated operating results and consolidated financial position for the past three years(**)

Accounting Period (Thousands of US $)	Fiscal year ended December, 2016	Fiscal year ended December, 2017	Fiscal year ended December, 2018
Total Equity	119,371	156,598	442,754
Total Assets	142,057	178,662	472,555
Revenue	—	—	—
Net Income	(59,668)	(90,238)	(128,821)

**	Excerpt from Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) by Audentes

5.	Financial Impact of the Acquisition

Astellas is still reviewing the impact of a consummation of the Tender Offer and the Acquisition on its financial results for the fiscal year ending March 31, 2020.

6.	Financial and Legal Advisors

Morgan Stanley & Co. LLC, acting through its affiliate Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., is acting as exclusive financial advisor to Astellas and Covington & Burling LLP is acting as its legal counsel.

Centerview Partners LLC is acting as exclusive financial advisor to Audentes and Fenwick & West LLP is acting as its legal counsel.

The details of the Tender Offer will be disclosed on the website of the U.S. Securities and Exchange Commission (SEC) (http://www.sec.gov)

About Astellas Pharma Inc.

Astellas Pharma Inc., based in Tokyo, Japan, is a company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceutical products. For more information, please visit Astellas’ website at https://www.astellas.com/en

Cautionary Notice Regarding Forward-Looking Statements

This document communication contains “forward-looking statements” relating to the acquisition of Audentes by Astellas. Such forward-looking statements include, but are not limited to, the ability of Audentes and Astellas to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the merger agreement, statements about the expected timetable for completing the transaction, Astellas’ and Audentes’ beliefs and expectations and statements about the benefits sought to be achieved in Astellas’ proposed acquisition of Audentes, the potential effects of the acquisition on both Astellas and Audentes, the possibility of any termination of the merger agreement, as well as the expected benefits and success of Audentes’ product candidates, the timing and nature of regulatory filings for Audentes’ product candidates, the timing of Audentes’ presentation of non-clinical data and the timing and nature of Audentes’ preclinical studies, clinical trials and manufacturing activities. In some cases, forward-looking statements may be identified by terminology such as “believe,” “may,” “will,” “should”, “predict”, “goal”, “strategy”, “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions and variations thereof. These words are intended to identify forward-looking statements. Astellas and Audentes have based these forward-looking statements on current expectations and projections about future events and trends that they believe may affect the financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs of Astellas and Audentes, but there can be no guarantee that such expectations and projections will prove accurate in the future.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of Audentes’ stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the merger and the offer contemplated thereby may not be satisfied or waived; the effects of disruption from the transactions contemplated by the merger agreement on Audentes’ business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; and the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability. Moreover, Astellas and Audentes operate in very competitive and rapidly changing environments, and new risks emerge from time to time. Although Astellas and Audentes believe that the expectations reflected in such forward-looking statements are reasonable, they cannot guarantee future events, results, actions, levels of activity, performance or achievements, business and market conditions, the timing and results of biotechnology development and potential regulatory approval and whether the conditions to the closing of the proposed transaction are satisfied on the expected timetable or at all. Forward-looking statements are also subject to risks and uncertainties pertaining to the business of Audentes, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Audentes’ Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, each of which are on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Audentes’ other filings with the SEC, other unknown or unpredictable factors could also affect Audentes’ results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information contained in this communication is provided only as of the date hereof, and no party undertakes any obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

Important Additional Information

The tender offer for the outstanding shares of common stock of Audentes has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Audentes common stock, nor is it a substitute for the tender offer materials that Astellas and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Astellas will file a tender offer statement on Schedule TO with the SEC, and thereafter Audentes will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A

RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION / RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY AUDENTES’ STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be mailed to Audentes’ stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Audentes by contacting Audentes at ir@audentestx.com or by phone at (415) 818-1033. In addition, the tender offer statement, the related letter of transmittal and certain other tender offer documents and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov, upon filing with the SEC. In addition to these documents, Audentes files annual, quarterly and current reports and other information with the SEC. These filings with the SEC are also available to the public for free at the SEC’s website at www.sec.gov. In addition, the solicitation/recommendation statement and the other documents filed by the Audentes with the SEC are available to all stockholders of Audentes free of charge at http://investors.audentestx.com/sec-filings.

AUDENTES’ STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9 CAREFULLY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO, AS WELL AS IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF AUDENTES’ COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.